Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Rexahn Pharmaceuticals, Inc. on Form S-8 (Registration Statement No. 333-129294) and the Registration Statement of Rexahn Pharmaceuticals, Inc. on Form S-3 (Registration Statement No. 333-152640) of our report dated March 31, 2010 (which report expresses an unqualified opinion), relating to the financial statements of Rexahn Pharmaceuticals, Inc. included in this Annual Report on Form 10-K of Rexahn Pharmaceuticals, Inc. for the year ended December 31, 2009.

/s/ ParenteBeard LLC
New York, New York
March 31, 2010